drugstore.com, inc. Announces Changes to Board of Directors

BELLEVUE, Wash., Aug. 21, 2006 (BUSINESS WIRE) -- drugstore.com, inc. (Nasdaq:DSCM), a leading online provider of health, beauty, vision, and pharmacy products, today announced the appointment of Jeffrey Killeen, chairman and CEO of GlobalSpec Inc., to its board of directors, and the resignation of Melinda French Gates, co-chair of the Bill and Melinda Gates Foundation, from its board of directors.

Killeen, who joins the drugstore.com™ board today, has more than 25 years of executive management experience in the media, Internet and information services industries. He also serves on the board of SkyTerra Corp. Before joining GlobalSpec in 2002, Killeen was CEO of Forbes.com and led the development of Forbes' portfolio of online financial information and electronic publishing businesses. Before Forbes.com he was the COO of barnesandnoble.com, a major online retailer. He has also held executive-level positions with SBC/Pacific Bell and Dun & Bradstreet.

"We are delighted that Jeff has accepted our invitation to join the board and believe that Jeff's deep knowledge of online business and technology will play an important role in drugstore.com's success," said Dawn Lepore, chairman and CEO of drugstore.com, inc.

Over the past year, the company has made significant progress in growing both its revenues and its profit margins, Killeen said. "Since Dawn joined drugstore.com, they have focused on driving profitability and have gone through a succession of positive changes. I am looking forward to contributing to the company's long-term success."

Gates, who has been on the drugstore.com board since the company went public in 1999, resigned to spend more time on the work of the Bill & Melinda Gates Foundation. "I remain a strong supporter and plan to be a long-term shareholder in the company," said Gates.

"We have appreciated Melinda's long service to drugstore.com, and will miss her passion, dedication and business insights," said Lepore.

Other members of the drugstore.com board include Lepore; Dan Levitan, co-founder and managing partner of Maveron LLC; G. Charles "Cayce" Roy 3rd, vice president of Amazon.com, Inc.; William Savoy, former president of Vulcan, Inc.; and Gregory Stanger, executive in residence of Technology Crossover Ventures.

About drugstore.com, inc.

drugstore.com, inc. (Nasdaq:DSCM) is a leading online provider of health, beauty, vision, and pharmacy solutions. The drugstore.com™ online store provides a convenient, private, and informative shopping experience for consumers who seek products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists; e-mail reminders for replenishing regularly used products, and private e-mail access to pharmacists and beauty experts for questions.

As a fully licensed facility exercising competent, safe pharmacy practices in compliance with federal and state laws and regulations, the drugstore.com™ pharmacy has been awarded the Verified Internet Pharmacy Practice Sites certification by the National Association of Boards of Pharmacy.

Contact:

drugstore.com, inc.
Nina Bondarook, 425-372-3412
nbondarook@drugstore.com